EXHIBIT 10.2

THIS AGREEMENT (this “Agreement”), dated August 29, 2012 is entered into by and between CARBONICS CAPITAL CORPORATION, a Delaware corporation (the “Company”), and YA GLOBAL INVESTMENTS, L.P. (the “Investor”).

WHEREAS:

A.	Reference is made to the agreement between the Company and the Investor dated December 6, 2011, as supplemented on May 31, 2012, (the “Debenture Purchase Agreement”) regarding the purchase by the Investor and the issuance by the Company of certain Series C Convertible Debentures.

B.	The Debenture Purchase Agreement provided for, among other things, the issuance of a number of Series C Convertible Debentures, including a third Series C Convertible Debenture in the face amount of $475,000 referred to in the Debenture Purchase Agreement as the “Third Funding.”

C.	The parties desire that the Third Funding be made in multiple tranches, as follows, and close on the dates set forth below on the terms and conditions set forth in this Agreement:

i.	$25,000 was closed on August 13, 2012 (the “First Tranche”);

ii.	$25,000 to be closed on the date hereof (the “Second Tranche”);

iii.	$50,000 to be closed on or about September 7, 2012 (the “Third Tranche”);

iv.	$375,000 to be closed on a date, or in further tranches on multiple dates as may be agreed to between the parties (the “Subsequent Tranches”).

D.	All capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Debenture Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Investor hereby agree as follows:

1. The parties agree that the Series C Closing with respect to the Second Tranche shall take place on the date hereof.

2. The parties agree that the Series C Closing with respect to the Third Tranche shall take place on or about September 7, 2012 in the sole discretion of the Investor and subject to the satisfaction of the terms and conditions of the Debenture Purchase Agreement and the satisfaction of the conditions to the Third Funding set forth in the Debenture Purchase Agreement.

3. The parties agree that the Series C Closings with respect to the Subsequent Tranches shall take place on such other date, or in tranches on multiple dates, as is mutually agreed to by the Company and the Investor, subject to the satisfaction of the terms and conditions of the Debenture Purchase Agreement and the satisfaction of the conditions to the Third Funding set forth in the Debenture Purchase Agreement.

4. The Investor represents that the Investor Representations and Warranties are true and correct as of the date hereof. The Company represents that the Company Representations and Warranties are true and correct as of the date hereof.

5. The parties agree that gross proceeds to be paid for the Series C Convertible Debenture at the Closing of the Second Tranche of the Third Funding shall be disbursed via wire transfer in immediately available U.S. funds, payable to the following parties in accordance with the respective wiring instructions attached hereto as Exhibit A:

Gross Proceeds:	From YA Global Investments, L.P.	$25,000.00

Less:	None	$0.00

Net Proceeds:	Net Proceeds Payable to the Company	$25,000.00

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

Carbonics Capital Corporation	YA Global Investments, L.P.

By: /s/ Stephen Schoepfer	By: Yorkville Advisors, LLC
Name: Stephen Schoepfer	Its: Investment Manager
Title: Chief Executive Officer
By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manager

EXHIBT A

WIRING INSTRUCTIONS

Bank:	Umpqua Bank
479 N. Central Blvd.
Coquille, OR 97423

Routing #:	123205054

Account Name:	Westport Energy, LLC (*)

Account #:

* Note that the Beneficiary for this wire is Westport Energy, LLC rather than Carbonics. Westport is a wholly owned subsidiary of Carbonics.